Exhibit 10.1

FORM OF
SELLER CONTINGENT EARNOUT NOTE

Up to $15,000,000.00	Columbus, Georgia July 14, 2026

FOR VALUE RECEIVED, DUOS TECHNOLOGIES GROUP, INC., a Florida corporation (together with its successors and permitted assigns, "Borrower"), promises to pay to the order of [              ] (together with its successors and permitted assigns, "Lender"), at such address as Lender may designate from time to time in writing, up to the maximum principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00), solely to the extent earned and payable pursuant to the Earnout Milestones set forth in this Seller Contingent Earnout Note (this "Note"), together with all other sums due and payable under this Note and the other Loan Documents. No principal amount shall be due or payable under this Note unless and until the applicable Earnout Milestone has been achieved in accordance with this Note. This Note is delivered pursuant to that certain Purchase Agreement dated as of July 14, 2026, between Lender, as seller, and Borrower, as buyer, relating to the real property located at 8 Corporate Ridge Parkway, Columbus, Muscogee County, Georgia (the "Purchase Agreement"). This Note is secured by, among other things, that certain Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith from Borrower, as grantor, to Lender, as grantee, as amended, restated, supplemented or otherwise modified from time to time (the "Security Deed"). Capitalized terms used but not defined herein have the meanings given to them in the Security Deed.

1.	Definitions.

“Adjusted Stock Payment Value” means the Stock Payment Value, as adjusted pursuant to Section 5(g).

“Base Index” means the published value of the Index for the calendar month preceding the month in which the Base Price was last set or adjusted, as applicable.

“Base Power Capacity” means five (5) MW of power capacity at the Property existing or available as of the Closing Date.

“Base Price” means the price per-kWh in effect for behind-the-meter gas power immediately prior to any adjustment under this Note (initially $0.125 per-kWh as of the Closing Date); provided, however, that nothing herein shall prohibit Borrower, to the extent permitted under this Note, from seeking to obtain a lower price per-kWh for behind-the-meter gas power, and Lender shall use commercially reasonable efforts to assist Borrower in connection therewith.

"Business Day" means any day other than a Saturday, Sunday, federal holiday, or legal holiday in the State of Georgia.

"Closing Date" means the date on which Borrower acquires title to the Property pursuant to the Purchase Agreement.

“Current Index” means the published value of the Index for the calendar month preceding the month in which any applicable adjustment occurs under this Note.

"DUOT Stock" means shares of common stock of Borrower; par value $.001 per share of Borrower.

“Earned Earnout Amount” means any portion of the Maximum Earnout Amount that has become due and payable upon achievement of an Earnout Milestone.

“Earnout Milestone” means individually, the First Earnout Milestone, the Second Earnout Milestone or the Third Earnout Milestone, and collectively, the First Earnout Milestone, the Second Earnout Milestone and the Third Earnout Milestone.

“Earnout Payment” means each payment of an Earned Earnout Amount required to be made by Borrower to Lender upon achievement of an Earnout Milestone.

"Eligible Stock" means DUOT Stock that, as of the applicable Stock Election Date and the applicable Stock Delivery Date, is validly issued, fully paid and nonassessable, listed for trading on Nasdaq or another nationally recognized securities exchange, DTC-eligible, delivered by book-entry transfer to Lender’s designated securities account and transferable pursuant to Rule 144 and the Borrower will assist the Lender in connection with the removal of any restrictive legend.

1

“First Earnout Milestone” means the addition, on or before the Maturity Date, of at least five (5) MW of Qualifying Power Capacity, resulting in Total Nameplate Capacity at the Property of at least ten (10) MW. For purposes of the First Earnout Milestone only, capacity from on-site generators shall not count as Qualifying Power Capacity; provided that capacity allocated to house power, chillers and other facility systems may be included.

“Gas Generation Contract” means a binding gas generation-as-a-service contract for the Property, in form and substance reasonably acceptable to Borrower (which acceptance shall not be unreasonably withheld, conditioned or delayed), that provides for delivery of the applicable gas-fired generation capacity to the Property at an all-in price not exceeding the then-applicable Base Price, as adjusted the first day of each calendar month by multiplying the then-applicable Base Price by the Index Ratio.

“Gas Meter Capacity” means natural gas meter capacity secured on site for the Property and sufficient to support the applicable MW of gas-fired generation capacity, as evidenced by documentation from the applicable gas utility or other documentation reasonably acceptable to Borrower (which acceptance shall not be unreasonably withheld, conditioned or delayed).

“Grid Power Capacity” means electric power capacity delivered to the Property through the electrical grid from a duly authorized electric utility provider and legally and physically available for use at the Property.

“Index” means the Producer Price Index for Electric Power (NAICS 221122), Not Seasonally Adjusted, as published by United States Bureau of Labor Statistics , or, if such index is discontinued, unavailable or materially modified, such successor or replacement index as is reasonably selected by Lender to measure changes in electric power prices.

“Index Ratio” means the Current Index divided by Base Index.

"Loan Documents" means this Note, the Security Deed, any UCC financing statement or fixture filing, any assignment of leases and rents, any title affidavits or closing certificates delivered in connection with the Loan, and each other document now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by this Note.

“Maturity Date” means the date that is thirty-six (36) months after the Closing Date.

“Maximum Earnout Amount” means Fifteen Million and No/100 Dollars ($15,000,000.00).

“Power Capacity Documents” means documentation evidencing Qualifying Power Capacity and Total Nameplate Capacity at the Property, including, as applicable, executed utility service agreements, utility commitment letters, interconnection approvals, gas utility confirmations, Gas Meter Capacity confirmations, Gas Generation Contracts, utility commitment letters and gas utility confirmations.

"Property" means the real property commonly known as 8 Corporate Ridge Parkway, Columbus, Muscogee County, Georgia, as more particularly described in the Security Deed.

“Qualifying Power Capacity” means incremental gas and/or grid power capacity above the Base Power Capacity procured by or on behalf of the Lender that (a) is legally available to and physically deliverable to the Property, and (b) is evidenced by Power Capacity Documents, upon delivery of which the applicable Earnout Milestone shall be satisfied. For purposes of the Second Earnout Milestone and the Third Earnout Milestone, any gas-fired generation capacity included as Qualifying Power Capacity shall require Gas Meter Capacity and delivery of an executed Gas Generation Contract (or an unexecuted Gas Generation Contract with business terms meeting the applicable Earnout Milestone in executable form (and provided that a Gas Generation Contract will not be deemed in “executable form” if the applicable third-party power counterparty (i.e. not Borrower, its Affiliates or any other operating party of the Property) refuses to sign)) providing an all-in price not exceeding the then-applicable Base Price as adjusted by the Index Ratio.

“Second Earnout Milestone” means the addition, on or before the Maturity Date, of at least five (5) MW of additional Qualifying Power Capacity after achievement of the First Earnout Milestone, resulting in Total Nameplate Capacity at the Property of at least fifteen (15) MW.

2

“Secured Obligations” means all obligations evidenced by this Note and the other Loan Documents, whether now existing or hereafter arising, absolute or contingent, matured or unmatured, liquidated or unliquidated, including all Earned Earnout Amounts, all cash payment obligations arising from any failure to deliver Eligible Stock, all indemnities, enforcement costs, expenses and other sums due under this Note and the other Loan Documents.

“Stock Delivery Date” means with respect to any Earnout Payment that Lender has elected to receive in Eligible Stock, the date on which such Earnout Payment is otherwise due under this Note.

“Stock Election Date” means the date on which Lender delivers written notice electing to receive all or any portion of an Earnout Payment in Eligible Stock.

“Stock Impairment Event” means any event, circumstance or condition that prevents, delays or could reasonably be expected to prevent or delay the issuance and delivery of Eligible Stock on or before the applicable Stock Delivery Date, including, without limitation, any delisting, trading halt, DTC chill, blackout period, transfer-agent refusal, lack of sufficient authorized or reserved shares, failure to obtain required corporate, shareholder, securities exchange or regulatory approvals or failure to remain current in SEC reporting obligations.

"Stock Payment Value" means $10.50 per share of DUOT Stock, representing a price per share equal to the 45-day trading average from the date of the Letter of Intent plus a five percent (5%) premium of DUOT which would be $10.50 per share.

“Third Earnout Milestone” means the addition, on or before the Maturity Date, of at least five (5) MW of additional Qualifying Power Capacity after achievement of the Second Earnout Milestone, resulting in Total Nameplate Capacity at the Property of at least twenty (20) MW.

“Total Nameplate Capacity” means as of any date of determination, the sum of (a) the Base Power Capacity plus (b) the aggregate Qualifying Power Capacity added to the Property after the Closing Date.

“Trading Day” means any day on which DUOT Stock is traded on the Nasdaq Stock Market or such other nationally recognized securities exchange on which DUOT Stock is then listed.

“Unearned Earnout Amount” means any portion of the Maximum Earnout Amount that has not become an Earned Earnout Amount.

“Utility Power Rate” means the all-in electric utility power rate then available to the Property, measured on a per-kWh basis, including energy charges, demand charges, transmission charges, distribution charges, fuel adjustment charges, riders, surcharges, standby charges, minimum charges and other recurring charges payable in connection with electric service to the Property, as reasonably documented by Borrower and reasonably approved by Lender.

2.	Interest.

a.	No Interest on Unearned Amounts. No interest shall accrue on the Maximum Earnout Amount, any Unearned Earnout Amount, or any other amount under this Note unless and until such amount becomes an Earned Earnout Amount and is not paid when due in accordance with this Note.

b.	No Regular Interest. Except after the occurrence and during the continuance of an Event of Default, Earned Earnout Amounts shall bear interest at zero percent (0%) per annum.

c.	Default Interest. If any Earned Earnout Amount or other sum due under this Note or the other Loan Documents is not paid when due, whether by acceleration or otherwise, then such unpaid amount shall bear interest from the date due until paid in full at a rate equal to the lesser of (i) ten percent (10%) per annum and (ii) the maximum rate permitted by applicable law.

3.	Earnout Payments.

a.	Earnout Milestones. Borrower shall pay to Lender up to three (3) contingent earnout payments, each in the amount of Five Million and No/100 Dollars ($5,000,000.00), upon achievement of the applicable Earnout Milestone. The first Earnout Payment shall become due upon achievement of the First Earnout Milestone, the second Earnout Payment shall become due upon achievement of the Second Earnout Milestone, and the third Earnout Payment shall become due upon achievement of the Third Earnout Milestone. The aggregate amount of all Earnout Payments shall not exceed the Maximum Earnout Amount.

3

b.	Timing of Earnout Payments. If an Earnout Milestone is achieved on or before the Maturity Date, the corresponding Earnout Payment shall be due within five (5) Business Days after delivery to Borrower of written notice from Lender identifying the applicable Earnout Milestone and including copies of the applicable Power Capacity Documents. If an Earnout Milestone is achieved on or before the Maturity Date, the corresponding Earnout Payment shall remain payable even if the applicable payment date, Stock Delivery Date, dispute resolution process or documentation delivery occurs after the Maturity Date.

c.	Expiration of Unearned Amounts. On the Maturity Date, all Earned Earnout Amounts that remain unpaid, together with all accrued default interest, enforcement costs and other sums then due under the Loan Documents, shall be immediately due and payable. Any Unearned Earnout Amounts shall not be payable and shall automatically expire if the applicable Earnout Milestone has not been achieved on or before the Maturity Date.

d.	Voluntary Early Payment; No Premium. Borrower may pay all or any portion of the Maximum Earnout Amount, whether or not then earned, at any time without premium or penalty; provided that any such payment shall be applied as provided in this Note (provided, that, any prepayment shall be applied against any amount that may be owed upon the next Earnout Payment or Payments that may become due and payable after the date of such prepayment) and shall not relieve Borrower of any obligations that expressly survive repayment; and provided further that Borrower shall give Lender not less than ten (10) Business Days’ prior written notice of any voluntary early payment, and Lender may elect to receive all or any portion of such payment in Eligible Stock in accordance with Section 5.

e.	Sale of Property. If at any time prior to the earlier of (i) payment in full of the Maximum Earnout Amount and all other sums due under the Loan Documents, and (ii) the Maturity Date, a sale, conveyance, transfer, assignment or other disposition of all or substantially all of the Property in violation of Section 9(a) hereof, together with all other sums due under the Loan Documents, shall automatically accelerate and become immediately due and payable in full, without notice or demand, unless Lender has consented to such transaction in writing.

f.	Application of Payments. Unless otherwise required by applicable law, Lender may apply any payment received under the Loan Documents in such order and manner as Lender elects in its reasonable discretion, including first to costs and expenses, then to accrued interest, and then to Earned Earnout Amounts.

g.	No Material Nonpublic Information. Borrower covenants that neither Borrower, nor any of its affiliates, officers, directors, employees, agents or representatives shall provide Lender with material nonpublic information regarding the Borrower or its securities unless Lender has expressly consented in writing to receive such information. Borrower represents that, as of each Stock Election Date and Stock Delivery Date, it has not knowingly provided Lender with any material nonpublic information regarding the Borrower or its securities that has not been publicly disclosed. Lender covenants that it shall not trade in DUOT Stock while in possession of any material nonpublic information regarding the Borrower received from or through Borrower or any of its representatives.

4.	Earnout Period; No Extension. The Earnout Milestones may be achieved only during the period commencing on the Closing Date and ending on the Maturity Date. There shall be no automatic extension of the Maturity Date or the Earnout Period. Any extension must be expressly agreed by Borrower and Lender in a written amendment to this Note signed by both parties.

4

5.	Stock Payment Election.

a.	Election Right. Lender may elect, at any time on or after December __, 2026, by written notice to Borrower, to receive all or any portion of any Earnout Payment in Eligible Stock instead of cash. Unless Lender expressly elects to receive Eligible Stock, all amounts due under this Note shall be payable in lawful money of the United States of America in immediately available funds. Each election may be made on a payment-by-payment basis and shall apply only to the payment specified in Lender’s notice. For any Earnout Payment, Lender may make such election at any time after delivery of the applicable notice identifying the Earnout Milestone and at least two (2) Trading Days before the applicable payment due date. For any payment due on the Maturity Date, upon acceleration, or otherwise, Lender may make such election at any time before the applicable payment due date.

b.	Number of Shares. The number of shares deliverable for any stock payment shall equal the dollar amount of the applicable Earnout Payment elected to be paid in Eligible Stock divided by the Adjusted Stock Payment Value, rounded down to the nearest whole share, with cash paid in lieu of any fractional share.

c.	Delivery Mechanics. On or before the applicable Stock Delivery Date, Borrower shall issue or acquire and deliver the applicable shares of Eligible Stock to Lender by book-entry transfer through the Borrower’s transfer agent and/or the Depository Trust Company to the securities account designated by Lender. As conditions to any payment in Eligible Stock, Borrower shall deliver to Lender, on or before the applicable Stock Delivery Date, evidence reasonably satisfactory to Lender that the shares constitute Eligible Stock, including an opinion of Borrower’s counsel reasonably acceptable to Lender and written confirmation from Borrower’s transfer agent that the shares will be delivered by book-entry transfer.

d.	Failure or Inability to Issue Eligible Stock.

i.	If Borrower fails to issue or acquire and deliver Eligible Stock on or before the applicable Stock Delivery Date, or if any shares delivered or proposed to be delivered do not constitute Eligible Stock, then Lender may, without limiting any other rights or remedies, require Borrower to pay the applicable Earnout Payment in cash. Such cash amount shall be immediately due and payable and shall constitute an Earned Earnout Amount and a secured obligation under this Note and the other Loan Documents. The inability, failure or refusal of Borrower to issue newly issued shares shall not excuse Borrower’s obligation to deliver Eligible Stock or pay cash as provided herein.

ii.	The inability, failure or refusal of Borrower to issue newly issued shares shall not excuse Borrower's obligation to deliver Eligible Stock or satisfy the obligations and remedies set forth in this Section 5.

e.	Issuer Covenants. Borrower shall (i) maintain the listing of DUOT Stock on Nasdaq or another nationally recognized securities exchange, (ii) remain current in its SEC reporting obligations, (iii) take all corporate, securities exchange, transfer-agent and regulatory actions necessary to permit timely issuance and delivery of Eligible Stock, (iv) not take or omit to take any action that would reasonably be expected to cause the shares deliverable hereunder to fail to constitute Eligible Stock, and (v) promptly notify Lender of any Stock Impairment Event or any event, circumstance or condition that could reasonably be expected to result in a Stock Impairment Event.

f.	No Limitation on Cash Remedies. A stock payment election shall not limit Lender’s right to require payment in cash if the applicable shares are not timely issued as Eligible Stock, nor shall it limit any remedy available to Lender after and during the continuation of an Event of Default.

g.	Anti-Dilution Adjustments. If, at any time while this Note remains outstanding, Borrower effects any financing, issuance, exchange offer, tender offer, stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, subdivision, or exchange of shares or other transaction, that effects a purely mathematical adjustment to the number of outstanding shares of DUOT Stock or directly or indirectly results in or is reasonably expected to result in the shares deliverable hereunder failing to be constitute Eligible Stock, then the Stock Payment Value shall be equitably adjusted so that Lender receives the same economic value and proportionate equity equivalent that Lender would have received had such event not occurred. Borrower shall provide Lender prompt written notice of any such event and reasonable supporting calculations for the resulting adjustment. Any dispute regarding such adjustment shall not delay Borrower’s obligations hereunder.

5

h.	Lender Cash Switch Right. Notwithstanding any prior stock payment election, Lender may revoke such election and require payment in cash by written notice to Borrower at any time before the applicable Stock Delivery Date if Lender determines in good faith that Eligible Stock may not be timely delivered or that a Stock Impairment Event has occurred or is reasonably likely to occur.

i.	Anti-Circumvention. Borrower shall not take any action in bad faith the primary purpose of which is to prevent or frustrate Lender's ability to receive Eligible Stock expressly required to be delivered under this Note.

6.	Security; First-Lien Matters. This Note and the Secured Obligations are secured by the Security Deed and the other Loan Documents. Borrower shall cause the Security Deed to be recorded in the real estate records of Muscogee County, Georgia, contemporaneously with Borrower’s acquisition of title to the Property and shall cause Lender to be insured under a lender’s policy of title insurance, or a date-down endorsement or other endorsement reasonably acceptable to Lender, insuring the Security Deed as a valid first-priority deed to secure debt lien on the Property, subject only to those permitted exceptions reasonably approved by Lender. Borrower shall pay all recording charges, title premiums, endorsement charges, intangible, documentary, transfer, mortgage, filing or similar taxes or charges, and other costs and expenses relating to the Security Deed, UCC filings, title coverage and perfection of Lender’s security interests, to the extent payable under applicable law and the Purchase Agreement. The Lender consents to any lien that may be granted by Duos Edge AI – GPUaaS, LLC, as lessee (“GPU Lessee”), upon any assets of GPU Lessee that may be located on the Property.

7.	Borrower Covenants.

a.	Payment and Performance. Borrower shall timely pay all Earned Earnout Amounts and other amounts due under this Note and shall timely perform all obligations under the Loan Documents.

b.	Taxes; Insurance; Maintenance. Borrower shall pay all taxes and assessments before delinquency, maintain insurance required under the Security Deed, and maintain the Property in good condition and repair, ordinary wear and tear excepted.

c.	No Liens or Transfers. Borrower shall not, without Lender's prior written consent, sell or otherwise convey all or substantially all of the Property. Borrower shall not permit any lien, security interest or other encumbrance against the Property that is senior to, or pari passu with, the lien of the Security Deed or that would otherwise materially impair the priority, validity or enforceability of the Security Deed, other than the Security Deed and permitted exceptions approved by Lender (including, without limitation, liens by GPU Lessee as expressly provided in Section 6). Any such sale, conveyance or lien of all or substantially all of the Property prior to payment in full of the Maximum Earnout Amount in accordance with this Note shall cause the unpaid Maximum Earnout Amount (to the extent any portion of it is owed) to automatically accelerate and become immediately due and payable upon the closing of such sale, conveyance or lien, unless Lender has consented to such transaction in writing. Any violation of this Section 7(c) or the Security Deed shall constitute an Event of Default.

d.	Power Capacity Cooperation. Borrower shall use commercially reasonable efforts to cooperate with Lender to obtain, implement, and document Qualifying Power Capacity sufficient to achieve the Earnout Milestones on or before the Maturity Date. Borrower shall reasonably cooperate with Lender, utilities, gas companies, engineers, consultants and governmental authorities in connection with the pursuit, documentation, implementation and confirmation of Qualifying Power Capacity, Total Nameplate Capacity, Gas Meter Capacity and Gas Generation Contracts, including by providing access, signing applications, consents, easements, utility documents, gas-service documents, interconnection documents, site-access agreements and Gas Generation Contracts, providing information reasonably requested by Lender, and taking commercially reasonable actions reasonably requested by Lender, at no cost to Lender. Borrower shall not unreasonably withhold, condition or delay its approval, execution, delivery or implementation of any commercially reasonable Gas Generation Contract, utility document, gas-service document, interconnection document, easement, access agreement or other arrangement presented or facilitated by Lender that is reasonably necessary or desirable to achieve an Earnout Milestone. Borrower shall not take any action, or fail to take any commercially reasonable action, that would reasonably be expected to interfere with, delay, impair, terminate, reduce or prevent the achievement, documentation, preservation or use of Qualifying Power Capacity or Total Nameplate Capacity.

6

e.	Entity Status. Borrower shall preserve its existence, good standing and authority to own the Property and perform the Loan Documents.

f.	Further Assurances. Borrower shall execute, deliver, acknowledge and record such further documents as Lender may reasonably request to evidence, secure, perfect or protect the obligations evidenced by this Note and the liens and security interests created by the Security Deed and the other Loan Documents.

8.	Indemnities.

a.	Intentionally Omitted.

b.	Environmental Indemnity. Borrower shall indemnify, defend, protect and hold harmless Lender, its affiliates, and its and their respective members, managers, partners, officers, directors, employees, agents, representatives, lenders, successors and assigns from and against any and all losses, damages, claims, demands, causes of action, proceedings, judgments, liabilities, penalties, fines, costs and expenses, including, without limitation, reasonable attorneys’ fees and consultants’ fees, arising out of or relating to: (i) the presence, release, threatened release, discharge, migration, handling, storage, use, treatment, disposal or remediation of any hazardous substances, hazardous materials, petroleum products, mold, PFAS, or other regulated substances in, on, under, from or affecting the Property, whether occurring before or after the Closing Date; (ii) any violation or alleged violation of environmental laws relating to the Property; (iii) any investigation, cleanup, removal, response, remedial or corrective action relating to the Property; or (iv) any breach of any environmental representation, covenant or obligation of Borrower under the Loan Documents. The foregoing indemnity shall apply solely to the extent such losses are caused by any act of Borrower after Borrower takes possession of the Property.. This Section 8(b) shall survive repayment of this Note, release of the Security Deed, foreclosure, deed in lieu of foreclosure and any transfer of the Property.

c.	Loan Document / Lien Protection Indemnity. Except as may be provided in the Loan Documents, Borrower shall indemnify, defend, protect and hold harmless Lender and the other indemnified parties described above from and against any and all losses, damages, claims, demands, causes of action, judgments, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees, title charges, recording charges and filing fees, arising out of or relating to: (i) the preparation, execution, delivery, recording, filing, perfection, priority, enforcement, defense or protection of this Note, the Security Deed or the other Loan Documents; (ii) any failure of the Security Deed or any UCC financing statement to constitute a valid and first-priority lien or security interest, subject only to permitted exceptions approved by Lender; (iii) any taxes, recording charges, intangible taxes, documentary taxes, transfer taxes or similar charges payable in connection with the Loan Documents; or (iv) any lien, claim, encumbrance or challenge affecting the Property or Lender’s collateral.

d.	Stock Payment Indemnity. Borrower shall indemnify, defend, protect and hold harmless Lender and the other indemnified parties described above from and against any and all losses, damages, claims, demands, causes of action, judgments, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees, arising out of or relating to any failure of issued shares to constitute Eligible Stock, any failure to obtain required corporate, shareholder, securities exchange, transfer-agent, securities-law or regulatory approval, any misstatement or omission in any information provided by Borrower in connection with such issuance, or any restriction, legend, lock-up, blackout, trading halt, delisting, DTC chill or other impediment affecting Lender’s receipt or ability to resell of such shares. Nothing in this Section 8(d) shall limit Lender’s right to require payment in cash pursuant to Section 5.

e.	Survival; Secured Obligations. The indemnities in this Section 8 are independent obligations of Borrower and shall not be limited by any repayment of this Note, any release of the Security Deed, any foreclosure or deed in lieu of foreclosure, any transfer of the Property, or any termination of the Purchase Agreement. All indemnity obligations under this Section 8 shall constitute Obligations secured by the Security Deed and the other Loan Documents

7

9.	Seller’s Representations. By its acceptance of this Note, the Lender represents and warrants to the Borrower that:

a.	It understands that any DUOT Stock that may be issuable to it under this Note will be “restricted securities,” and it is acquiring any DUOT Stock as principal for its own account and not with a view to or for distributing any such DUOT Stock in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

b.	It is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

c.	It has such knowledge, sophistication and experience in business and financial affairs so as to be capable of evaluating the merits and risks of an investment in DUOT Stock and is able to bear the economic risks of such investment.

d.	It has had the opportunity to review the filings made by the Borrower with the Securities and Exchange, Commission and to ask all questions it has deemed necessary of, and to receive answers from, the Borrower and to obtain any other additional information that the Borrower possesses or can acquire without unreasonable effort or expense to make an informed investment decision.

e.	The Borrower is under no obligation to register any DUOT Stock or to incur any expense in connection with any DUOT Stock after the issuance thereof under this Note.

10.	Events of Default. Each of the following shall constitute an "Event of Default" under this Note:

a.	Borrower fails to pay any Earned Earnout Amount or other amount due under this Note within five (5) Business Days after written notice from Lender; provided that no notice shall be required for amounts due on the Maturity Date, or upon any event that triggers acceleration under this Note.

b.	Borrower fails to issue and deliver Eligible Stock on or before five (5) Business Days after the applicable Stock Delivery Date following a valid stock election by Lender. Such failure shall be in addition to, and not in lieu of, Borrower’s obligation to pay the applicable amount in cash or any other remedy available to Lender.

c.	Borrower fails to maintain the listing of DUOT Stock on Nasdaq or another nationally recognized securities exchange or fails to remain current in its SEC reporting obligations, and such failure is not cured on or before the applicable Stock Delivery Date, or any Stock Impairment Event occurs and is not cured on or before the applicable Stock Delivery Date.

d.	Borrower fails to perform any covenant or obligation under this Note or any other Loan Document under any applicable notice and cure period, and if there is no stated notice and cure period, such failure continues for thirty (30) days after written notice from Lender; provided that if such failure is not reasonably susceptible of cure within thirty (30) days, Borrower shall have up to sixty (60) days after such notice to cure so long as Borrower commences cure within the initial thirty (30) day period and diligently pursues the cure to completion.

e.	Any representation or warranty made by Borrower in any Loan Document or certificate delivered in connection therewith is false or misleading in any material respect when made.

f.	The Security Deed ceases to be a valid first-priority deed to secure debt lien on the Property, subject only to permitted exceptions approved by Lender, other than as a direct result of Lender's acts or omissions.

g.	Borrower violates Section 7(c) of this Note or Section 3.08 of the Security Deed, except as expressly permitted under the Loan Documents or with Lender’s prior written consent.

h.	Borrower becomes insolvent, makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, files or has filed against it any bankruptcy, insolvency, receivership or similar proceeding that is not dismissed within sixty (60) days, or dissolves or liquidates.

i.	An Event of Default occurs under the Security Deed or any other Loan Document.

8

11.	Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, declare all unpaid Earned Earnout Amounts, together with all accrued interest and all other sums due under the Loan Documents, immediately due and payable without further notice or demand, and may exercise any rights and remedies available under this Note, the Security Deed, the other Loan Documents, at law or in equity. Notwithstanding the foregoing, upon an Event of Default arising from an unauthorized sale, conveyance, transfer, assignment or other disposition of the Property or a bankruptcy, insolvency, receivership or similar proceeding involving Borrower, Lender may declare the then-unpaid Maximum Earnout Amount, together with all accrued interest and all other sums due under the Loan Documents, immediately due and payable. Borrower shall pay all reasonable costs and expenses incurred by Lender in enforcing or protecting its rights under the Loan Documents, including reasonable attorneys’ fees, court costs, title charges and costs of collection, subject to any notice required by O.C.G.A. Section 13-1-11 to the extent applicable.

12.	Waivers; No Setoff. Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, diligence in collection and, except for notices expressly required by the Loan Documents or non-waivable applicable law, all other notices in connection with the enforcement of this Note. All amounts payable by Borrower under this Note shall be paid without counterclaim, setoff, deduction, abatement, suspension, deferment or defense, other than mandatory counterclaims that cannot be waived under applicable law.

13.	Usury Savings Clause. This Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest or charges deemed interest under applicable law in excess of the maximum rate permitted by applicable law. If any amount contracted for, charged or received would exceed the maximum lawful amount, such amount shall be deemed reduced to the maximum lawful amount, and any excess paid shall be applied to Earned Earnout Amounts or, if all Earned Earnout Amounts have been paid in full, refunded to Borrower.

14.	Notices. All notices under this Note shall be given in the manner provided in the Security Deed.

15.	Governing Law; Jurisdiction; Jury Waiver. This Note shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to conflicts-of-law principles. Borrower irrevocably submits to the jurisdiction of the state and federal courts located in the State of Georgia for any action arising out of or relating to this Note or the other Loan Documents. BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.	Commercial Purpose; Successors and Assigns. Borrower represents that the indebtedness and obligations evidenced by this Note are incurred solely for commercial and business purposes. This Note shall bind Borrower and its successors and permitted assigns and shall inure to the benefit of Lender and its successors and permitted assigns. Borrower may not assign its obligations under this Note except in connection with a transfer expressly permitted under the Loan Documents and only with Lender’s prior written consent. For the avoidance of doubt, any successor to Borrower shall be bound by, and shall comply with and perform all obligations of Borrower under, this Note in accordance with its terms. This Note may not be transferred or assigned by Lender without Borrower’s prior written consent; provided, however, that such consent with respect to transfers or assignments to an affiliate under common control of Lender shall not be unreasonably withheld, conditioned or delayed.

17.	Severability; Counterparts. If any provision of this Note is held invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Note and any joinder hereto may be executed in counterparts and by electronic signature or PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures follow on next page.]

9

IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the date first written above.

BORROWER:

DUOS TECHNOLOGIES GROUP, INC.,
a Florida corporation

By: ________________________(SEAL)

Name: __________________________

Title: ___________________________